EXHIBIT 4.19
                        2001 INCENTIVE STOCK OPTION PLAN
                                       FOR
                               U. S. ENERGY CORP.

                                    ARTICLE I

                                     PURPOSE

This Incentive Stock Option Plan (hereafter the "Plan") of U. S. Energy Corp. (the "Company") for executive and other key persons and employees, is intended to advance the Company by providing an incentive to obtain a proprietary interest to those persons who have management and key employment responsibilities, and to others who serve the Company.

                                   ARTICLE I I

                                   DEFINITIONS

For Plan purposes, except where the context clearly indicates otherwise, the following terms shall have the meanings set forth:

a. "Board" shall mean the Company's Board of Directors.

b. "Code" shall mean the Internal Revenue Code of 1986 as amended from time to time, and the rules and regulations promulgated thereunder.

c. "Committee" shall mean the Compensation Committee, or such other committee of the Board designated by the Board to administer the Plan. Until such time as the Board may designate such committee, this Plan shall be administered by the Board. The Committee shall be composed of not less than two persons appointed by the Board; Committee members also may be members of the Board. Options also may be granted by the Board. No member of the Committee or of the Board shall vote on issuance of an Incentive Stock Option to himself or herself.

d. "Common Shares" shall mean shares of the Company's Common Stock, or, in the event that the outstanding Common Shares are hereafter changed into or exchanged for different shares or securities of the Company, such other shares or securities.

e. "Company" shall mean U. S. Energy Corp., a Wyoming Corporation, and any parent or subsidiary of such corporation, as the terms "parent" and "subsidiary" are defined in Sections 425(e) and (f) of the Code.


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f. "Fair Market Value" shall mean, with respect to the date a given stock option is granted or exercised, the average of the highest and lowest reported sales prices of the Common Shares as reported in any trading market where the Company then is listed, or if there were no transactions in the Common Shares on such day, then the last preceding day on which transactions took place. If the Common Shares of the Company are not traded in any public market, then fair value may be established by reference to sales of Common Shares by the Company, or to sales by shareholders of outstanding Common Shares held by them, or to sales by third parties of outstanding Common Shares which had been owned by shareholders of record (for example, sales by a trustee in bankruptcy or a secured creditor or by order of court in domestic relations or probate proceedings). The above notwithstanding, the Committee may determine the Fair Market Value in such other manner as it may deem more equitable for Plan purposes or as is required by applicable laws or regulations. The Committee always shall take into account and duly consider developments in the Company since the date of the sale or sales being used to determine Fair Market Value, including without limitation material changes in earnings per Common Share, contracts for new business, and other factors.

g. "Incentive Stock Option" or "ISO" or "Option" shall mean a stock option issued under the Plan which is intended to meet the terms of Code Section 422A for qualified options (i.e., a "Qualified Incentive Stock Option").

h. "Optionee" shall mean the person to whom has been granted an Incentive Stock Option.

i. "Stock Option Agreement" shall mean the agreement between the Company and the Optionee under which the Optionee may purchase Common Shares.

j. "Ten Percent Shareholder" shall mean an employee who owns ten percent or more of the Common Shares as such amount is calculated under Code Section 422A(b)(6). Attribution rules under Code Section 425(d) are applicable to determine whether the ten percent ownership rule is satisfied.

k. "Vesting" and "vested" shall mean the times(s) when options are exercisable as determined by the Committee (or the Board if no Committee has been established), subject to the provisions of this Plan.

                                   ARTICLE III

                                 ADMINISTRATION

3.1 The Committee (or the Board, until a Committee is designated) shall administer the Plan with full power to grant Incentive Stock Options, and construe and interpret the Plan, establish rules and regulations and perform all other acts it believes reasonable and proper.

3.2 The determination of those eligible to receive Incentive Stock Options, and the amount and terms and conditions of such Options shall rest in the sole discretion of the Committee (or the



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Board, if no Committee is designated), subject to the provisions of this Plan.
Eligibility and vesting shall be determined under Article V.

3.3 The Committee may cancel any Incentive Stock Options if an Optionee conducts herself or himself in a manner which the Committee in good faith determines to be not in the best interests of the Company, as set forth in Section 11.7.

3.4 The Board, or the Committee, may correct any defect, supply any omission, or reconcile any inconsistency in the Plan, or in any granted Incentive Stock Option, in the manner and to the extent it shall deem necessary to carry it into effect.

3.5 Any decision made, or action taken, by the Committee or the Board arising out of or in connection with the interpretation and administration of the Plan shall be final and conclusive.

3.6 Meetings of the Committee shall be held at such times and places as shall be determined by the Committee. Notice of meetings shall be made in the same manner as required for Board meetings under the Bylaws. A majority of the members of the Committee shall constitute a quorum for the transaction of business, and the vote of a majority of those members present shall decide any question brought before that meeting. In addition, the Committee may take any action otherwise proper under the Plan by the signed affirmative vote, taken without an actual meeting, of all members. All proceedings of the Committee shall be evidenced by complete and detailed minutes, signed by the Committee members.

3.7 No member of the Committee shall be liable for any act or omission of any other member of the Committee or for any act or omission on her or his own part, including, but not limited to, the exercise of any power or discretion given to her or him under the Plan, except those resulting from her or his own bad faith, gross negligence, or willful misconduct.

3.8 The Plan shall always be administered in such a manner as to permit the Options to qualify as "incentive stock options" under Section 422A of the Code.

3.9 Management of the Company shall supply full and timely information to the Committee on all matters relating to eligible employees, their duties and performance, and current information on death, retirement and disability or other termination of employment of Optionees, and such other pertinent information as the Committee may require. The Company shall furnish the Committee with clerical and other assistance as necessary in performance of its duties hereunder.

                                   ARTICLE IV

                            NUMBER OF RESERVED SHARES

4.1 RESERVED SHARES. The total number of Common Shares of the Company available for issuance under the Plan shall be 3,000,000 shares, subject to adjustment under Article VII.



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The reserved shares may be either authorized but unissued, or previously issued and subsequently reacquired.

4.2 SHARES UNDER EXPIRED OR TERMINATED OPTIONS. If an Incentive Stock Option or portion thereof shall expire or terminate for any reason without having been exercised in full, the unpurchased shares shall be available for future grants of Incentive Stock Options.



                                    ARTICLE V

                       ELIGIBILITY, VESTING AND ALLOCATION

5.1 ELIGIBILITY. Qualified Incentive Stock Options may be granted to officers and employees of the Company and of the Company's parent, subsidiary or affiliate companies, as determined by the Committee.

The Compensation Committee shall determine the length of service required for each Optionee to be eligible to participate in this Plan.

5.2 VESTING. Subject to Section 6.8, Incentive Stock Options generally shall be exercisable at the rates established by the Committee.

5.3 ALLOCATION. The number of Incentive Stock Options to be issued in any calendar year shall be in the discretion of the Committee (or the Board if no Committee has been established).

                                   ARTICLE VI

                              TERMS AND CONDITIONS

6.1 FORM OF OPTION AGREEMENT. All Incentive Stock Options shall be evidenced by agreements in the form of Attachment A hereto, or in such other form as may be duly approved pursuant to this Plan. Any such other form shall be subject to applicable provisions of the Plan, and such other provisions as the Committee may adopt, but always shall include the provisions set forth in Sections 6.2 through 6.10 below.

6.2 PRICE. The option price per share for Qualified Incentive Stock Options shall be equal to or more than 100% of the Fair Market Value of a Common Share on the grant date. The price at which shares may be purchased on exercise of an Incentive Stock Option by a Ten Percent Shareholder shall be not less than 110 percent of the Fair Market Value on the grant date.

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6.3 TIME OF GRANT. All Incentive Stock Options must be granted within 10 years from the date this Plan is adopted by shareholders. No Incentive Stock Option may remain exercisable after termination of this Plan (the tenth anniversary of adoption by the shareholders).

6.4 TIME OF EXERCISE. No Incentive Stock Option granted to any Ten Percent Shareholder shall be exercisable after the expiration of five years from the date such is granted. No ISO granted to any other person shall be exercisable after the expiration of ten years from the date such is granted, and in any event no ISO (whether qualified or nonqualified) shall be exercisable after termination of the Plan.

Subject to Article V, the Committee may establish installment exercise terms for an Incentive Stock Option, such that the Option becomes fully exercisable over a series of cumulating portions.

If an Optionee shall not, in any given installment period, purchase all the Common Shares available within such period, such Optionee's right to purchase any Common Shares not purchased in such installment period shall continue until the expiration or sooner termination of such ISO.

6.5 EXERCISE. An Incentive Stock Option shall be exercised by delivery of (a) a written notice of exercise (in the form of Attachment B hereto) to the Company specifying the number of Common Shares to be purchased, and (b) payment of the full price of such Common Shares, as set forth in Section 6.6.

Not less than 100 Common Shares may be purchased at one time unless the number purchased is the total number at the time available for purchase. Until the Common Shares represented by an exercised option are issued to an Optionee, she or he shall have none of the rights of a shareholder.

6.6 METHOD OF PAYMENT. The purchase price for an Incentive Stock Option or portion thereof may be paid:

a. In United States dollars by cashier's check, certified check, bank draft, or money order payable to order of the Company in an amount equal to the option price; or

b. At the discretion of the Committee, through the delivery of fully paid and non-assessable Common Shares, with an aggregate Fair Market Value on the date of the exercise equal to the option price, provided such tendered shares have been owned by the Optionee for at least one year prior to such exercise; or

c. By a combination of a. and b.; or

d. In an "immaculate" or "cashless" manner which would allow the Optionee to keep the number of Common Shares "in the money," i.e., if the Fair Market Value of the Common Shares exceeds



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


the purchase price under the Option, as follows: The Optionee may use some of the Common Shares as to which the Option is then being exercised, in which case the notice of exercise need not be accompanied by any stock certificates, but shall include a statement (i) specifying the number of Common Shares to be purchased; (ii) directing the Company to keep that number of Common Shares underlying the Option which equals (x) the aggregate purchase price of the Common Shares to be purchased, divided by (y) Fair Market Value on the date the notice of exercise is received by the Company; and (iii) directing the Company to issue a certificate for the number of Common Shares which equals (i) minus
(ii);

If the Company is required to withhold from the Option holder for any tax imposed because of this "immaculate" or "cashless" exercise method, then the stock surrendered or retained shall include an additional number of shares whose Fair Market Value equals the amount required to be withheld;

e. In any other lawful consideration approved by the Committee, including without limitation Promissory notes, salary set-offs, and exchange of options with higher exercise prices.

The Committee shall determine acceptable methods for tendering Common Shares as payment upon exercise, and may impose limitations on such use of Common Shares.

6.7 TRANSFERABILITY. By will or the laws of descent and distribution, all rights or interest in any Incentive Stock Option shall be assignable or transferable to the Optionee's heirs. Incentive Stock Options shall be exercisable during the Optionee's lifetime only by the Optionee and upon his/her death by his/her heir(s) during the time period the option(s) are exercisable, except as provided by Section 6.8(c) below.

6.8 TERMINATION OF EMPLOYMENT, DISABILITY, OR DEATH OF OPTIONEE. If an Optionee shall cease to be employed by the Company, dies, or become permanently or totally disabled (within the meaning of Section 22(e)(3) of the Code) while he or she is holding Options, each Option shall expire as follows:

a. If the Optionee's termination of employment occurs for any reason, during the first year after grant of the Option, the Optionee's right to exercise shall terminate; provided, however, that if during the same period the Optionee (i) retires pursuant to a Company approved retirement policy then in effect, or (ii) becomes permanently and totally disabled (within the meaning of Section 105(b)(4) of the Code), the Option shall become exercisable in full on the date of such retirement or disability and remain exercisable for three months;

b. If the Optionee's termination of employment occurs for any reason, except death, more than 12 months after grant of the Option, the Optionee shall have the right to exercise the Option for three months after termination to the extent that it was exercisable on the date of termination;

c. If the Optionee shall die while employed by the Company, the personal representative or administrator of the Optionee's estate or the person(s) to whom the Option was validly transferred by personal representative or administrator, shall have the right to exercise the Option


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


for option period remaining, to the extent the Option (i) was exercisable on the date of death and (ii) was not exercised.

 No transfer of an Incentive Stock Option by the will of an Optionee, or by the laws of probate shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary to establish validity of the transfer.

6.9 LEAVES OF ABSENCE. For purposes of the Plan, it shall not be considered a termination of employment when an Optionee is placed by the Company on military or sick leave or other type of leave of absence considered as continuing intact the employment relationship, in case of such leave of absence, the employment relationship shall be continued until the later of the date when such leave equals 90 days or the date when the Optionee's right to reemployment with the Company shall no longer be guaranteed by statute or contract.

6. 10 ANNUAL $100,000 LIMIT ON EACH ISO OPTIONEE. Notwithstanding any other provision of the Plan, the aggregate Fair Market Value of the Common Shares, determined as of the time such Option is granted, for which any Optionee may be granted Incentive Stock Options under the Plan shall not exceed $100,000 in any such same calendar year. For example, if Options to buy 50,000 Common Shares are granted, and if the Fair Market Value of the Common Shares is $2.00 or less on grant date, then all of the Options will be considered Incentive Stock Options when the Options are exercised, provided the Fair Market Value on exercise date is $2.00 or less. But if under the example, Fair Market Value is $3.00 at the time of exercise, Incentive Stock Option treatment under the Code would be limited to 33,333 Common Shares, and the remainder would not qualify for such treatment. Further, annually, the Compensation Committee has the authority to exchange Optionees non-qualified stock options and replace them with qualified options for those Optionees who have completed an additional year of service. As in the above example, with a $3.00 exercise price, 33,333 shares would be issued as Qualified Options and the remaining 16,667 shares would be non-qualified. However, after the Optionee had completed one full year of employment, the Compensation Committee would have the authority to exchange the 16,667 non-qualified shares with qualified options such that the total number of options remain the same.

                                   ARTICLE VII

                    ADJUSTMENTS ON CHANGES IN CAPITALIZATION

7.1 In the event that the outstanding Common Shares of the Company are hereafter changed into or exchanged for a different number or kind of shares or other securities of the Company:

a. Prompt, proportionate, equitable, lawful, and adequate adjustment shall be made of the aggregate number and kind of shares subject to Options which may have been granted, such that the Optionee shall have the right to purchase such Common Shares as may be issued in exchange for those purchasable on exercise of the Options had such merger, consolidation, other


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reorganization, recapitalization, reclassification, combination of shares, stock split-up, or stock dividend not taken place;

b. Rights under granted but unexercised Options or portions thereof, as to the exercise price per share, shall be adjusted appropriately; such adjustment shall be made without change in the total exercise price applicable to the unexercised Options.

7.2 The foregoing adjustments and their manner of application shall be determined solely by the Committee (or by the Board, if there be no committee). No fractional shares shall be issued under the Plan on account of any such adjustments.

                                  ARTICLE VIII

                             MERGER OR CONSOLIDATION

8.0 If the Company shall be a party to a binding agreement to any merger, consolidation, or reorganization of which the Company shall not be the survivor, each outstanding Option shall pertain and apply to the securities which a shareholder of the Company would be entitled to receive pursuant to such merger, consolidation, or reorganization. Every Optionee shall have the right immediately prior to taking effect of such a transaction, to exercise the Option to the extent not exercised by such date, and unexercised Options shall be deemed exchanged for new options, with identical terms, to purchase common shares in the successor company.

                                   ARTICLE IX

                        AMENDMENT AND TERMINATION OF PLAN

9.1 The Board, without further approval of the shareholders, and at any time and from time to time, may suspend or terminate the Plan in whole or in part or amend it in such respects as the Board deems appropriate and in the best interest of the Company; provided, however, that no such amendment shall be made which would, without approval of the shareholders:

a. Materially modify the eligibility requirements for receiving Options;

b. Increase the total number of Common Shares which may be issued pursuant to Options, except in accordance with Article VII;

c. Reduce the minimum exercise price per Common Share, except in accordance with
Article VII;

d. Extend the period of granting Options; or

e. Materially increase in any other way the benefits to Optionees.


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9.2 No amendment, suspension, or termination of this Plan shall, without the
Optionee's consent, alter or impair any of the rights or obligations under issued Options.

9.3 The Board may amend the Plan, subject to the limitations cited above, as may be necessary to permit the granting of Incentive Stock Options meeting the requirements of the Code.

9.4 No Option may be granted during any suspension of the Plan or after termination of the Plan.

                                    ARTICLE X

                                   REGULATIONS

10.0 The obligation of the Company to issue Common Shares for exercised Incentive Stock Options shall be subject to all applicable laws and regulations, including without limitation (i) for citizens of the United States, the Securities Act of 1933 and state securities laws, (ii) for citizens of Canada and other jurisdictions, the securities laws of Canada and other jurisdictions, and (iii) if the Company is listed, on the NASDAQ market system, or the requirements of other changes or quotation markets.



                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

11.1 NO RIGHT TO EMPLOYMENT. No person shall have any claim or right to be granted an Option under the Plan, and the grant thereof under the Plan shall not be construed as giving any person the right to be employed by or retained as a consultant for the Company, or to continue any such employment or consulting status.

11.2 PLAN EXPENSES. The Company will pay all expenses of administering this Plan.

11.3 USE OF EXERCISE PROCEEDS. Money received from Optionees on the exercise of Options shall be used for the general corporate purposes of the Company.

11.4 FOREIGN NATIONALS. Without amending the Plan, grants may be made to employees of the Company who are foreign nationals or employed outside the United States, or both, on terms and conditions consistent with the Plan's purpose but different from those specified in the Plan as may be necessary or desirable to create equitable opportunities, given differences in tax laws.

11.5 INDEMNIFICATION. In addition to such other rights of indemnification as they may have as members of the Board or the Committee, the members of the Committee shall be indemnified by


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the Company against all costs and expenses reasonably incurred by them in connection with any action, suit, or proceeding to which they or any of them may be party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding, except a judgment based upon a finding of bad faith; provided that upon the institution of any such action, suit, or proceeding, a Committee member shall, in writing, give the Company notice thereof and an opportunity, at its own expense, to handle and defend the same before such member undertakes to handle and defend it on her or his own behalf.

11.6 SUBSTITUTE OPTIONS. Options may be granted under this Plan from time to time in substitution for options held by employees of other corporations who become employees of the Company as the result of a merger or the consolidation of the employing corporation with the Company or the acquisition by the Company of the assets of the employing corporation or the acquisition by the Company of stock of the employing corporation as a result of which it becomes a subsidiary of the Company.

11.7 FORFEITURE FOR DISHONESTY. Notwithstanding anything to the contrary in the Plan, if the Committee in good faith finds by a majority vote, after full consideration of the facts presented on behalf of both the Company and the Optionee, that the Optionee has been engaged in fraud, embezzlement, theft, commission of a felony or dishonesty in the course of her or his employment by the Company or any subsidiary corporation, which damaged the Company or any subsidiary corporation, or for disclosing trade secrets of the Company or any subsidiary corporation, the Optionee shall forfeit all unexercised Options. The decision of the Committee as to the cause of an Optionee's discharge and the damage done to the Company shall be final. No decision of the Committee, however, shall affect the finality of the discharge of such Optionee by the Company or any subsidiary corporation in any manner.

                                   ARTICLE XII

                        INFORMATION DELIVERY REQUIREMENTS

12.1 In order that the Company complies with its obligations under the securities laws, an Optionee desiring to exercise his or her options will notify the Chief Executive Officer or Chief Financial Officer of the Company of his or her intention, in writing. Such Officer shall direct other officer(s) of the Company to meet with the individual to deliver and discuss the following information: If the Company is registered with the SEC, copies of its last annual report, quarterly report, proxy statement and any Form 8-K reports; If the Company is not so registered, then copies of the audited financial statements for the last fiscal year and unaudited interim financial statements; a summary of current and expected contracts and overall business strategy; copies of the articles of incorporation and significant business contracts in place; and copies of debt/credit fine documents, and any other document material to the evaluation of an investment in the Company. Prior to the exercise of the Option, the Optionee shall acknowledge receipt of the delivered information in writing.


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


                                  ARTICLE XIII

     DISPOSITION OF STOCK ACQUIRED ON EXERCISE OF AN INCENTIVE STOCK OPTION

13.1 QUALIFYING DISPOSITION. A disposition of Common Stock acquired by exercise of an ISO, where the disposition occurs after two years from the grant of the ISO will qualify the receipt of proceeds from disposition as capital gains income, provided that at least one year has elapsed between exercise of the ISO and disposition of the Common Shares.

13.2 DISQUALIFYING DISPOSITION. A disposition of Common Stock acquired by exercise of an ISO, where the disposition occurs less than two years from the grant of the ISO, will disqualify the receipt of proceeds from disposition as capital gains income, such that (a) the receipt of such proceeds will be recognized as compensation income in the calendar year of disposition, equal to the difference between the exercise price and the fair market value of the Common Shares at the time of exercise; and (b) for purposes of calculating capital gains tax on disposition proceeds, the basis shall equal the exercise price plus the amount of compensation income recognized.

                                   ARTICLE XIV

                     SHAREHOLDER APPROVAL AND EFFECTIVE DATE

14.0 This Plan is effective as of the date of approval by the Board of Directors, provided the shareholders approve the plan within 12 months after that date.

                                                  * * * * * * * *

         This Incentive Stock Option Plan was presented to the Shareholders of the Company and approved by the Shareholders on December 7, 2001 and incorporated into the minutes and books of the Company. Upon ratification by the Board of Directors on December 7, 2001 the Plan was filed in the Company minute book.



 ATTEST:                                U.S. ENERGY CORP.



  /s/  Max T. Evans                     By:   /s/  Keith G. Larsen
----------------------------------          ------------------------------------

Secretary                                   President


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




                              ATTACHMENT A TO PLAN



Number of Shares:   _____

Date of Grant:  _______  , 20_____



                             STOCK OPTION AGREEMENT



Agreement made this ___ day of _________, ___, between ____________ ("Optionee") and U. S. Energy Corp.

(the "Company").

1. GRANT OF OPTION. The Company, pursuant to the provisions of the Company's Incentive Stock Option Plan ("Plan"), hereby grants to the Optionee, subject to the terms and conditions set forth or incorporated herein, an Option to purchase from the Company all or any part of an aggregate of ___ Common Shares, at the purchase price of $__________ per Share. The provisions of the Plan governing the terms and conditions of the Option granted hereby are incorporated herein by reference.

In the event of any conflict between this Agreement and the Plan, the Plan shall control.

2. EXERCISE. This Option shall be exercisable in whole or in part (in multiples of 100 Shares, unless for the balance of this Option) on or before ___________.



This Option shall be exercisable by delivery to the Company of a notice of election to exercise, in the form attached hereto, specifying the number of Shares to be purchased and accompanied by payment of the full purchase price. A copy of this Stock Option Agreement shall also be delivered to the Company along with the notice of election of exercise, for the Company's endorsement of exercise on Schedule I and return to the Optionee for his or her records.


U. S. ENERGY CORP.



By: ________________________



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

                              ATTACHMENT B TO PLAN



U. S. Energy Corp.
877 N. 8th W.
Riverton, WY 82501

In accordance with Paragraph 2 of the Stock Option Agreement evidencing the Option granted to me on ____________ , I hereby elect to exercise this Option to the extent of ______ Common Shares, by (circle method used):

1. A cashier's check, certified check, bank draft, or money order payable to order of the Company in an amount equal to the option price; or

2. My notice to the Company that I intend to exercise in an "immaculate" or "cashless" manner. Please consider my Option exercised to the extent of Common Shares which I am purchasing. Please keep that number of Common Shares underlying the Option which equals (x) the aggregate purchase price of the Common Shares I am purchasing, divided by (y) the Fair Market Value per share on the date you receive this notice of exercise, and issue me a certificate for the number of Common Shares equal to the difference between what I am purchasing and the number of shares you are to keep.

When the certificate for Common Shares which I have elected to purchase has been issued, please deliver it to me, along with my endorsed Stock Option Agreement, in the event there remains an unexercised balance of Shares under the Option, at the following address:



Very truly yours,



Optionee Signature
                   ----------------------------------------------------

Print Name:
            -----------------------------------------------------------



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                                   SCHEDULE I






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                                                UNEXERCISED
                                                  SHARES         ISSUING
       DATE         SHARES        PAYMENT                        OFFICER
                  PURCHASED       RECEIVED       REMAINING       INITIALS
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